UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMCORE FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2008

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at Giovanni’s Restaurant & Convention Center, 610 N. Bell School Road, Rockford, Illinois on May 6, 2008, at 4:00 P.M., Central Daylight Time, for the following purposes:

1.	To elect three directors;
2.	To consider a stockholder proposal, if properly presented at the Annual Meeting, to declassify the board of directors; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 7, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy promptly. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (Annual Report) and Proxy Statement (Proxy) has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy to any stockholder at a shared address. If you wish to receive a separate copy of the Annual Report and Proxy now and/or in the future, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials. The Company’s Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available on the Company’s Internet site at www.AMCORE.com.

For further information concerning individuals nominated as directors, the stockholder proposal, or the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

James S. Waddell

Secretary

March 17, 2008

Rockford, Illinois

AMCORE Financial, Inc.

501 Seventh Street

Rockford, Illinois 61104

March 17, 2008

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (the “Company” or “AMCORE”), a Nevada corporation, to be held on May 6, 2008 at 4:00 P.M., Central Daylight Time, at Giovanni’s Restaurant & Convention Center, 610 N. Bell School Road, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 7, 2008 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Generally, any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. In tabulating the vote, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote, except that abstentions are not allowed for the election of directors.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 17, 2008.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the director nominees. Stockholders may not cumulate their votes. As of February 15, 2008, the Company had outstanding 21,936,760 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons, as they shall designate.

The following sets forth the names, ages, principal occupations during the last five years and other information regarding the director nominees and those directors whose terms continue after the meeting.

There are three Class I directors to be elected at the 2008 Annual Meeting. Nominees for Class I directors whose terms will expire in 2011 are: John A. Halbrook, Frederick D. Hay and Steven S. Rogers.

Class I Directors

John A. Halbrook—Director since 1997

Mr. Halbrook, age 62, retired as Chairman of the Board of Woodward Governor Company (manufacturer of controls for various types of engines) in January 2008 and remains as a member of that board. He retired as Chief Executive Officer in June 2005. He has been a board member of HNI Corporation (manufacturer of office furniture and fireplaces) since May 2004.

Frederick D. Hay—Director since 1997

Mr. Hay, age 63, retired as Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) in February 2002.

Steven S. Rogers—Director since 2005

Mr. Rogers, age 50, is Gordon and Llura Gund Family Distinguished Professor of Entrepreneurship at the J.L. Kellogg Graduate School of Management at Northwestern University. He is a board member of SuperValu, Inc. (supermarket retailer and distributor) and Oakmark Mutual Funds – Harris Associates (providers of investment advice to wealthy individuals and institutions).

Those directors whose terms do not expire this year are:

Class II Directors (terms expire 2009)

Kenneth E. Edge—Director since 2000

Mr. Edge, age 62, has been Chairman of the Board since January 2003 and a Director of the Company since May 2000. He was Chief Executive Officer from July 2002 until February 2008. From January 2003 through August 2007 he was also President of the Company, and was previously Chief Operating Officer of the Company. He was Chairman of the Board and Chief Executive Officer of AMCORE Bank, N.A. and Chairman of the Board and Chief Executive Officer of AMCORE Investment Group, N.A. (AIGNA) until February 2008. He was President of AIGNA from November 2003 to October 2007. Mr. Edge has announced his intention to resign from his role as Chairman of the Board of the Company immediately prior to the Annual Meeting.

John W. Gleeson—Director since 2003

Mr. Gleeson, age 61, retired as Senior Vice President and Chief Strategy Officer of Walgreen Co. (retail drug stores) in March 2008. He has been a board member of The Talbots, Inc. (national specialty retailer and cataloger of apparel, shoes and accessories) since April 2004.

William R. McManaman—Director since 1997

Mr. McManaman, age 60, has been Chief Executive Officer of the Company since February 2008. He has also been Chairman of the Board and Chief Executive Officer of AMCORE Bank, N.A. and Chairman of the Board and Chief Executive Officer of AMCORE Investment Group, N.A. since February 2008, subject to regulatory approval. He was Executive Vice President and Chief Financial Officer, Ubiquity Brands (manufacturer and distributor of snacks) from April 2006 to September 2007. Jays Foods and Select Snacks, a subsidiary of Ubiquity Brands, filed Chapter 11 Bankruptcy in October 2007 and were sold to Snyder Foods in December 2007. He was Senior Vice President and Chief Financial Officer of First Health Group Corporation (national managed care company serving the group health, workers’ compensation and state agency markets) from March 2004 until January 2005. Prior to that he was Executive Vice President and Chief Financial Officer of Aurora Foods, Inc. (manufacturer, marketer and distributor of both dry and frozen branded food products) until March 2004.

Jack D. Ward—Director since 1995

Mr. Ward, age 55, is an Attorney at Law and partner with the law firm of Reno and Zahm LLP of Rockford, Illinois.

Class III Directors (terms expire 2010)

Paula A. Bauer—Director since 1999

Ms. Bauer, age 53, retired as Senior Vice President Global Supply Chain and Information Services at Spectrum Brands, Inc. (formerly RAYOVAC Corporation, global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies and shaving and grooming products) in February 2008. She was Senior Vice President Integration at Spectrum Brands, Inc. from February 2005 until January 2007 and was previously Vice President Supply Chain at RAYOVAC Corporation.

Paul Donovan—Director since 1998

Mr. Donovan, age 60, was Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation (diversified holding company primarily providing energy services) until June 2003. At that time he became a special advisor to the Chairman of Wisconsin Energy Corporation pending his retirement from Wisconsin Energy Corporation in February 2004. He is a director of CLARCOR, Inc. (diversified manufacturer) and a director of Woodward Governor Company (manufacturer of controls for various types of engines).

Teresa Iglesias-Solomon—Director since 2006

Ms. Iglesias-Solomon, age 50, has been Vice President of Multi-Cultural Initiatives for Best Buy since August 2007. She was previously the Hispanic Marketing Director for Domino’s Pizza (national pizza chain) from January 2005 to August 2007. Prior to that she was an independent marketing consultant and was President and founder of Ninos Catalog Company (direct marketing firm focused on bilingual educational products for children).

Information Concerning the Board of Directors and Its Committees

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board is in compliance with the requirement that the Board contain a majority of independent directors. This determination of independence was made by the entire Board using the definitions of independence prescribed by the Securities and Exchange Commission (SEC) and by the Financial Industry Regulatory Authority (FINRA). Each director on the Board was determined to be independent with the exception of Mr. Edge and Mr. McManaman who are Company employees. The Corporate Governance Guidelines provides that no more than two management executives may serve on the Board at the same time. The Guidelines also require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis.

The Board is in compliance with the requirement to have at least three Audit Committee members, all of whom must be independent. The members of the Audit Committee were determined to be independent under the Audit Committee independence requirements set forth by the SEC and FINRA. The independence requirements for Audit Committee members are more stringent than regular Board independence requirements. The full Board named John W. Gleeson as the “Audit Committee Financial Expert” of the Audit Committee under the definition prescribed by the SEC.

The Charter of the Governance and Nominating Committee, Charter of the Audit Committee, Charter of the Compensation Committee, the Company’s Code of Ethics, Corporate Governance Guidelines and Whistle Blower Provisions are all available on the Company’s website at www.AMCORE.com/governance.

Committees of the Board of Directors

The Company has an Executive Committee whose members are Messrs. Edge, Halbrook, Hay, McManaman and Ward. The Executive Committee exercises certain powers of the Board in the management of the Company that have been delegated to the Executive Committee by the Board. The Executive Committee met once during 2007.

The Company has an Audit Committee, which was established in accordance with Section 3(a)(58)(n) of the Securities Exchange Act of 1934, as amended. The Audit Committee’s members are Ms. Bauer and Messrs. Gleeson, Halbrook and Rogers, each of whom is independent as defined in Rule 4200(a)(15) of the NASD’s listing standards. Mr. McManaman was a member of the Audit Committee until February 2008. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter attached as Appendix A to this Proxy Statement. The Audit Committee held fifteen meetings during 2007. A report of the Audit Committee is set forth later in this Proxy Statement.

The Audit Committee is also responsible for approving services provided by the independent auditors in accordance with the Audit and Non-Audit Services Policy. Proposed services may either (1) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management without consideration of specific case-by-case services by the Audit Committee or (2) require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Company’s external auditor. For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Sarbanes-Oxley Act of 2002 and applicable SEC and PCAOB rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee takes into consideration various other relevant factors.

The Company has an Investment Committee whose members are Messrs. Donovan, Edge, Gleeson, Halbrook, McManaman and Rogers. The Investment Committee is appointed by the Board to 1) establish, review and administer the investment policies, strategies, and performance of the Company and its subsidiaries and 2) monitor compliance with such policies and strategies by the responsible employees of the Company and its subsidiaries. During 2007, the Investment Committee held four meetings.

The Company has a Compensation Committee whose members are Ms. Iglesias-Solomon, and Messrs. Donovan, Hay, Ward and Watson until his retirement in November 2007, each of whom is independent. The Compensation Committee is appointed by the Board to 1) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans and 2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations. During 2007, the Compensation Committee held eight meetings.

The Company has a Corporate Governance and Nominating Committee whose members are Ms. Bauer and Iglesias-Solomon, and Messrs. Hay, Ward and Watson until his retirement in November 2007, each of whom is independent as required under the SEC and FINRA listing standards. The Corporate Governance and Nominating Committee met four times during 2007. See discussion below for more information concerning the functions of the Corporate Governance and Nominating Committee.

As of December 31, 2007, the Company had no other committees of the Board.

At a regular meeting of the Board of Directors on November 7, 2007, the Board accepted notification of the retirement of Gary Watson from the Company’s Board of Directors. Mr. Watson, Managing Partner, CSW & Associates, LLC, served on the Board of Directors for 20 years. Mr. Watson was a member of the Compensation and Corporate Governance and Nominating Committees.

The Board met seven times during 2007. All directors attended at least 75% of the meetings of the Board and meetings held by all committees of the Board on which they served during the period for which they were directors in 2007. It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting of Stockholders. Ten directors were in attendance at the 2007 Annual Meeting. The Corporate Governance Guidelines adopted by the Board states that a director is expected to regularly attend meetings of the Board and committees on which such director sits. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. All directors have complied with this requirement.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee whose functions include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	recommending to the Board directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition and procedures, including compensation;

•

periodically reviewing the set of corporate governance principles applicable to the Company and adopted by the Board and recommending any desirable changes to the Board and overseeing corporate governance matters generally; and

•	overseeing the annual evaluation of the Board and the Company’s management.

The Corporate Governance and Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.AMCORE.com under the headings “Investor Information/Corporate Governance.” A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois, 61104.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Corporate Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance and Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 501 Seventh Street, Rockford, Illinois 61104 and must be received by the Corporate Secretary not less than 50 days, nor more than 75 days prior to the date of the annual meeting of stockholders.

The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company, including whether a candidate meets the independence requirements of NASDAQ. The Corporate Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstance that might make them available to serve on the Board – for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public Company. The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates for which the firm is compensated. As described above, the Corporate Governance and Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board including without limitation the Chair of the Corporate Governance and Nominating Committee, Fred Hay, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 501 Seventh Street, Rockford, Illinois 61104. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.AMCORE.com. Under the headings “Investor Relations/Corporate Governance/Communicating with our Board,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Compensation of the Board of Directors

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a retainer is paid in AMCORE common stock. Each non-employee director receives a restricted stock retainer of (1) $15,000 per year or (2) $10,000 per year plus $5,000 to be paid in cash or (3) $10,000 per year plus $5,000 to be deferred into the AMCORE Financial, Inc. Deferred Compensation Plan discussed below. The cash portion of this payment, if elected, begins on the first anniversary of their election to the Board. An annual cash retainer of $7,500 is paid to the Audit Committee Chairman for duties and responsibilities associated with that position. All non-employee directors earned a fee of $1,500 for each Board and committee meeting attended during 2007 with the exception of the committee chairmen who received $3,000 for each committee meeting attended and chaired. The committee chairmen earn $3,000 for each Executive Committee meeting attended. Non-employee directors participating in specifically called telephonic committee meetings received $500 per meeting with the exception of the committee chairman who received $1,000 for each such meeting chaired. The Company also reimburses non-employee directors for all out-of-pocket travel expenses incurred for travel to attend Board and committee meetings.

Non-employee directors may elect to defer cash fees pursuant to the AMCORE Financial, Inc. Deferred Compensation Plan. Deferred amounts are credited to one of 11 measurement funds. Deferral amounts are credited to accounts in the name of each participating director on the Company’s books, are unsecured and are payable only in cash following termination of the director’s service to AMCORE. The value of these accounts will appreciate or depreciate based on market performance. The deferred amounts will be paid out of general corporate assets.

In May 2007, non-employee directors each received an option grant for 3,000 shares pursuant to the AMCORE Financial, Inc. 2001 Stock Option Plan for Non-Employee Directors. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted and is exercisable for ten years after the date of grant. Options vest one-third per year beginning on the first anniversary of the grant date. Upon a change in control of AMCORE, these options become immediately exercisable. Options may be exercised during the remaining option term upon resignation or retirement. The exercise price of an option may, at the non-employee director’s election, be paid in cash or with previously owned shares of common stock or a combination thereof.

Messrs. Milton R. Brown, Robert A. Doyle, Lawrence E. Gloyd and Dr. Robert A. Henry, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Pursuant to a director retirement plan, non-employee directors who joined the Board prior to 1997 and have 10 years service at the time of retirement are eligible to receive a lifetime retainer. Prior to 2007, non-employee directors not eligible for a lifetime retainer received 650 shares of restricted common stock. These restricted shares begin vesting in year five after issuance and vest 20% each year until fully vested in year nine. In 2007, the Board determined to eliminate the payment of the shares of restricted stock in lieu of a lifetime retainer for new directors . In addition, the two remaining non-employee directors who were entitled to a lifetime retainer (Messrs. Ward and Watson) agreed to eliminate their entitlement to a lifetime retainer in exchange for a credit to the AMCORE Financial, Inc. Deferred Compensation Plan that approximated the value of a lifetime retainer benefit.

The following table sets forth the compensation of AMCORE’s directors during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)		Total ($)
Bauer, Paula A.	26,250	15,000	7,602	—	—		48,852
Donovan, Paul	27,500	15,000	7,602	1,929	—		52,031
Gleeson, John W.	30,250	17,317	7,602	81	—		55,250
Halbrook, John A.	49,750	15,000	7,602	—	586		72,938
Hay, Frederick D.	34,500	15,000	7,602	3,420	884		61,406
Iglesias-Solomon, Teresa	26,000	18,030	7,602	—	1,792		53,424
McManaman, William R.	27,250	15,000	7,602	510	—		50,362
Rogers, Steven S.	23,500	17,891	7,602	—	533		49,526
Ward, Jack D.	42,000	15,000	7,602	3,768	101,866	(5)	170,236
Watson, Gary L. (6)	18,500	35,000	7,602	616	123,523	(5)	185,241

(1)	Includes stock awards in the form of restricted stock in lieu of a cash retainer and for directors not eligible for a lifetime retainer, as noted above. See Security Ownership of Directors and Officers for more information regarding director stock holdings as of December 31, 2007. The amounts reported include amounts recognized in the Company’s results of operations pursuant to Statement of Financial Accounting Standards No. 123R—Share-Based Payment (FAS 123R). Restricted shares are valued based on observable market prices on the date of issuance and are adjusted for the value impact of restrictions.

(2)	Includes amounts recognized in the Company’s results of operations pursuant to FAS 123R. Options are valued using a Black-Scholes model. Assumptions used in the calculation of options granted in 2007 include a volatility rate of 19.16%; risk free rate on the date of grant of 4.55%; expected life of six years; dividend rate of 2.49%; and, for purposes of this reported fair value, no forfeitures were included.

(3)	Totals in this column reflect the above market portion of earnings pursuant to the Company’s Deferred Compensation Plan.

(4)	All other compensation amounts include reimbursement of nonbusiness expenses in connection with a Board retreat and related tax gross-ups. The related tax gross-ups were for Messrs. Halbrook—$223, Hay—$336, Ms. Iglesias-Solomon—$681, Messrs. Rogers—$203 and Ward—$316.

(5)	Messrs. Ward and Watson were eligible to earn a lifetime retainer under a previous director retirement plan. Messrs. Ward and Watson agreed in March 2007 to exchange the lifetime benefit for a balance in the director’s Deferred Compensation Plan that approximated the value of their lifetime retainer. The credits to the Deferred Compensation Plan for Messrs. Ward and Watson were $101,034 and $123,523, respectively. The total expense recorded in 2007 in connection with the exchange was $82,477 for Mr. Ward and $74,360 for Mr. Watson. The expense number was less than the amount that was credited because a portion of the cost of the lifetime retainer benefit had previously been expensed.

(6)	Mr. Watson retired from the Company’s Board of Directors in November 2007.

Compensation Committee Interlocks and Insider Participation

There were no known Compensation Committee interlocks as of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy & Objectives

AMCORE’s core compensation philosophy is to pay its executive officers a competitive level of compensation that best reflects (i) individual experience and expertise, (ii) overall responsibility to the Company, (iii) pay levels for peers within the Company, (iv) pay levels in the market place for similar positions, and (v) performance of the Company and business units.

To implement its compensation philosophy, AMCORE concentrates on the following three objectives:

—provide total compensation that is competitive within AMCORE’s industry and AMCORE’s market in order to recruit, retain, motivate, and reward a high caliber, diverse workforce, encompassing a wide range of professional and technical talent;

—build a performance culture that aligns compensation with stockholder interests and rewards performance to specific corporate, business unit and individual objectives. AMCORE’s compensation program is connected to AMCORE’s business strategy and rewards exceptional performance; and

—establish a rational approach to compensation and benefits across the Company.

The Compensation Committee of our Board of Directors (or “Compensation Committee”) provides overall guidance for executive compensation policies and determines the amounts and elements of compensation for executive officers. Consistent with rules promulgated by the Securities and Exchange Commission, our “executive officers,” as designated by the Board of Directors, are the chief executive officer (CEO), president, executive vice-presidents in charge of principal business units, divisions, or function, and any other officers who perform policy making functions.

Four members of our Board of Directors sit on the Compensation Committee, each of whom is an independent director under the definitions of independence prescribed by the NASDAQ National Market System. The Compensation Committee’s function is described in its charter, which has been approved by our Board of Directors and can be viewed at http://www.amcore.com/governance.

In considering executive compensation, the Compensation Committee engages the services of an independent compensation consultant. Pearl Meyer & Partners (or PM&P) has been retained in recent years, including in 2007, to assist with a review of the compensation package of the CEO and other executive officers. In addition, PM&P assists the Compensation Committee and AMCORE with other compensation related projects, including the establishment of pay packages for potential executive candidates, the calculation of severance liabilities for departing executives and providing information regarding trends in non-employee director compensation.

Although the Compensation Committee retains PM&P directly, PM&P also interacts with management, as necessary, and in particular with the CEO, the Executive Vice President and Chief Administrative Officer, and AMCORE Bank’s Executive Vice President of Administrative Services. These three executives also attend Compensation Committee meetings relating to executive compensation matters, but are excused from meetings when their own compensation is discussed or voted on. Only Compensation Committee members are allowed to vote on executive compensation decisions.

Specifically, decisions regarding the CEO’s compensation package are made by the Compensation Committee with input from the compensation consultant. Decisions regarding other executives are also made by the Compensation Committee with input from the compensation consultant, but in making such decisions, the Compensation Committee also takes into account recommendations from the CEO.

Pay levels for executives, including the CEO, are determined based on a number of factors, including the individual’s roles and responsibilities, the individual’s experience and expertise, the pay levels for peers within the Company, the pay levels in the marketplace for similar positions and performance of the individual and the

Company as a whole as well as Company business units. In determining competitive pay levels, the Compensation Committee considers all forms of compensation and benefits, using tools such as tally sheets to review the total value delivered through all elements of pay.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by PM&P indicating compensation practices of comparable companies, general survey data and data developed from public filings by selected banks of comparable asset size in AMCORE’s region. General survey data is used because public filings only generally provide information on the top five executive officers and may not provide adequate matches for a certain position. We believe that more accurate results are obtained in all cases by giving general survey data some weight. For purposes of comparability, the Compensation Committee generally looks to banks with an asset size of from 50% to 200% of the asset size of AMCORE.

In addition to public surveys, for both 2007 and 2008 the following 12 companies were used for benchmarking purposes with respect to named executive officers. One company in the 2007 peer group was eliminated because of its acquisition.

1st Source Corp.	Fulton Financial Corp.
Chemical Financial Corp.	MB Financial, Inc.
Citizens Republic Bancorp, Inc.	Old National Bancorp.
First Financial Bancorp. Inc.	Park National Corp
First Midwest Bancorp. Inc.	Susquehanna Bancshares, Inc.
FirstMerit Corp.	Wintrust Financial Corp.

The data provided to the Compensation Committee includes benchmarking data with respect to (1) base pay, (2) base pay plus bonus, and (3) base pay plus bonus plus long-term incentive compensation. Taking into account this competitive market data from the review of peer companies and surveys, the Compensation Committee generally intends that the base pay and total direct compensation opportunity for each executive will be at median, but that each executive will have an opportunity to achieve total direct compensation near the 75 th percentile for exceptional performance when compared to targets.

As noted above, notwithstanding AMCORE’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from competitive assessments of compensation and performance and the subjective factors outlined above. The Compensation Committee believes that each of the named executive officers’ compensation packages is within the competitive range when compared to the objective comparative data and meets the overall compensation objectives of the Company.

Compensation Structure

AMCORE utilizes three main components of compensation:

•	Base Pay

•	Short-Term Incentives (base pay plus short-term incentives is referred to as “total cash compensation”)

•	Long-Term Incentives (total cash compensation plus long-term incentives is referred to as “total direct compensation”)

These particular elements of compensation are utilized to provide compensation for executive attraction and retention, coupled with equity oriented and at-risk compensation, which is dependent on the achievement of performance goals.

For executive officers, the mix of compensation is weighted toward at-risk pay (in the form of annual and long-term incentives). With respect to our CEO, base pay comprises approximately 35% of the value of the sum of base pay and the short-term and long-term incentive opportunities for 2007. While base pay represents a higher percentage of such compensation for other named executive officers (the range for named executive officers employed throughout 2007 is from 39% to 48%), their pay mix is consistent with our overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for executives, and is aligned with our stated compensation goal of compensating exceptional performance at near the 75th percentile level of compensation for comparable executives, which level is developed through the benchmarking process described above. The Compensation Committee has deviated from this level where appropriate to attract, retain, reward or motivate executives and may do so in the future.

Base Pay—Base pay is determined by the level of the position within the Company and the individual’s current and sustained performance results. In addition, the base pay levels and any increases or decreases to those levels for each executive are reviewed each year by the Compensation Committee, and such adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive, the performance of the executive’s business unit, the executive’s impact (to the extent significant) on strategic goals, and the executive’s length of service with AMCORE. Salaries are generally targeted at market median, based on the benchmarking process described above and relevant compensation survey data.

Base pay for executive officers is generally set at the Compensation Committee’s November meeting. However, due to Mr. Wilson’s promotion from Chief Financial Officer to President & Chief Operating Officer on August 15, 2007, Mr. Wilson’s base pay was increased with his promotion in August 2007 and will remain unchanged for 2008. With respect to Ms. Sutfin, who began employment as the Company’s Chief Financial Officer on December 17, 2007, her initial employment offer took into account market data, the terms of Ms. Sutfin’s previous employment, and the need to structure an employment package that would attract Ms. Sutfin and is expected to remain unchanged through 2008. The terms of Ms. Sutfin’s employment remain subject to regulatory approval.

Short-Term Incentives—Pursuant to a stockholder-approved plan, annual incentive amounts are payable contingent upon the attainment of financial targets that compare performance to budget. The Compensation Committee approves targets that it believes require improved performance by the Company. For 2007, three financial targets were used to evaluate performance—diluted earnings per share (EPS), total revenues and return on equity (ROE). These targets were identified as the most appropriate financial targets given our strategic plan. Specifically, the 2007 diluted earnings per share target was $2.09, the 2007 total revenues target was $233 million and the 2007 return on equity target was 13.3%. The analysis, which was performed to determine the viability of these performance measurements, included AMCORE’s long-term growth objectives, AMCORE’s financial position as compared to its peers, the market within which the AMCORE is competing, industry economic conditions, and the requirement to create value for stockholders.

With respect to each executive, his or her opportunity to earn an annual incentive is expressed as a percentage of his or her base pay. The targeted percentage of base pay determined for each eligible executive reflects his or her performance and position within the Company. In 2007, one-half of the performance target was based on our performance compared to the pre-established EPS target, one-quarter was based on our performance compared to the pre-established revenue target, and the other quarter was based on our performance compared to the pre-established ROE target. No short-term incentive is payable if AMCORE does not achieve its threshold objective with respect to the EPS target.

The performance measurements within each of these goals are established at three separate levels: threshold, target and maximum. For the performance year 2007, threshold was defined as 90% of target performance and maximum was defined as 110% of target performance with target being equal to AMCORE’s annual budget. If the 2007 threshold level was achieved, the executive would receive an award equal to 50% of the targeted opportunity and if 2007 performance was below the threshold level no award would be paid. If 2007 performance was at target, the executive would receive an award equal to 100% of targeted opportunity. If 2007 performance was at maximum, the executive would receive an award equal to 200% of the targeted opportunity. Generally, if performance is between threshold and target or between target and maximum, the payment for performance would be determined by interpolating the results between threshold and target, or between target and maximum, as the case may be.

In 2007, the performance level achieved was below threshold with respect to the EPS target, which resulted in no payouts pursuant to the plan. If AMCORE had achieved the target performance level for the three performance criteria, our CEO would have been eligible for a target payout of 108% of base pay while other executive officers would have been eligible for target payouts ranging from 58% to 86% of base pay.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), provides certain rules governing the deductibility of compensation. In order to ensure compliance with Section 162(m), the 2007 annual incentive plan provided that employees subject to Section 162(m) were eligible to receive maximum bonuses so long as earnings per share were at least $1.50 as determined under GAAP accounting, subject to the Compensation Committee’s complete discretion to provide for a lower payment. This provision allows the Compensation Committee to award bonuses based on the criteria described above, consistent with deductibility under Section 162(m). A description of, and the Compensation Committee’s general policy relating to, Section 162(m) is provided in “Impact of Tax and Accounting” below.

Long Term Incentives—Long-term incentives are provided to executives to reward achievement of long-term strategic goals and to provide a balance against over-emphasis on short-term results. Executives receive long-term incentives in the form of cash and/or equity. Equity-based incentives include restricted stock and stock options. Through stock ownership, executives’ interests are aligned with stockholder value. More discussion will follow regarding stock ownership in the “Stock Ownership Guidelines and Hedging Policies” section.

While for years prior to 2007 the Compensation Committee had determined to deliver long-term incentives in both the form of stock options and performance units, in November 2006, the Compensation Committee determined that performance units would not be granted in 2007. Instead, the value that would otherwise have been awarded as performance units for 2007 was delivered to executives by increasing their stock option awards and increasing the target percentage opportunity under the annual incentive plan. While increasing the target percentage opportunity under the annual incentive is a different form of performance incentive than the issuance of stock options, the Committee could not grant stock options in an amount that would make up for the entire value of the performance units that had previously been granted because of limitations on the number of shares that can be granted under the AMCORE 2005 Stock Award and Incentive Plan. As a result of the limitations on the aggregate amount of options that can be issued under the AMCORE 2005 Stock Award and Incentive Plan, the Compensation Committee determined that the amount of options issued as a component of long-term incentive compensation should be decreased 25% from the amount that would have otherwise been granted in lieu of the performance units and that the target bonus opportunities otherwise applicable to AMCORE’s executive officers should be increased by an equivalent amount. The increase in the target percentages was calculated so that, if performance were achieved at target, the payout to the executive officers under the annual incentive plan would be increased by an amount approximately equal to the 25% decrease in options issued under the long-term incentive compensation plan.

As a result of these deliberations, additional options were granted to executive officers in lieu of performance units. As a result of this determination, the final decision to award these options and the actual award date occurred at the Compensation Committee meeting on February 7, 2007. Further details regarding these grants may be found in the “Grants of Plan-Based Awards” table.

Stock options awarded to executives generally have a 10-year term and are issued with per share exercise prices equal to the closing price of AMCORE’s stock as of the date of grant. Vesting is generally over four years of continued employment at the rate of 25% per year starting with the first anniversary of the date of grant, with certain exceptions in the event of retirement or a change in control.

AMCORE generally grants options on one of two dates, depending on whether or not the recipient of the option grant is an executive officer. With respect to executive officers, the determination of the number of options to be awarded generally occurs at the November Compensation Committee meeting. The actual award of options occurs, however, on the second business day following the day of AMCORE’s annual earnings press release. In 2007, the earnings press release occurred on January 23 and options were granted on January 25. With respect to other employees granted options, the grant of options occurs on the date of the May Compensation Committee meeting, at which time the number of options to be granted is decided. Exceptions to these general rules may occur in the case of newly hired executives, for whom an option grant may be made around the time of their initial employment.

2008 Compensation Changes

With respect to the grant of options to executive officers in 2008, the determination of the number of options to be awarded occurred at the November 2007 Compensation Committee meeting. The actual award of these options occurred on January 24, 2008, the second business day after AMCORE issued its earnings release for the 2007 fiscal year.

As previously stated, the issuance of stock option awards is subject to limitations on the number of shares that can be awarded under the AMCORE 2005 Stock Award and Incentive Plan. Accordingly, the Compensation Committee determined to generally continue in 2008 the bonus percentage opportunities that had been determined for the 2007 year. The Compensation Committee’s determination of the amount of options that were determined to be awarded in January 2008 took into account the amount of options awarded to executives in 2007, individual executive performance, and changes in responsibility levels, and the fact that, due to the lower price of Company stock in November 2007 (as compared to November 2006), more options needed to be awarded to deliver the same value to executives.

The general structure of the annual incentive plan has been modified significantly in 2008 and reflects the Compensation Committee’s determination that, in light of the turbulent situation that exists in current financial markets, a different incentive design will better advance the Company’s interests. Specifically, the financial targets have been modified so that only one financial criterion will be used—diluted earnings per share (EPS). If the target EPS is not met, no bonuses will be payable under the plan. If the target is met, named executive officers are eligible for bonuses of 50% to 150% (previously, the maximum bonus level was 200%) of their target bonus, subject to the complete discretion of the Compensation Committee to reduce the bonus payable from the 150% maximum target bonus level.

Other Executive Benefits, including Perquisites and Retirement Benefits—Executives are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). This includes elements such as the vacation and health and welfare benefits generally available to all employees. In designing these elements, AMCORE seeks to provide an overall level of benefits that are competitive with those offered by similar companies in the markets in which AMCORE operates.

In addition, certain perquisites are made available to our CEO and other executive officers. Further details regarding these benefits are contained in the Summary Compensation Table and accompanying footnotes.

AMCORE employees, including executive officers, participate in the AMCORE Financial Security Plan, or the FSP. The FSP is a tax qualified 401(k) plan, pursuant to which AMCORE matches a certain portion of employee contributions and contributes an additional amount equal to 3% of cash compensation after eligibility requirements are met. The maximum AMCORE contribution is 7% of cash compensation, subject to certain statutory limits.

AMCORE provides a deferred compensation plan, or the DCP, for senior officers, including the named executive officers, which provides participants with the opportunity to defer portions of base pay and annual incentives. The DCP authorizes AMCORE in its discretion to make supplemental Company contributions, which are used to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the FSP. Tax rules limit the amount of compensation that can be taken into account for computing contributions to the FSP and the maximum contribution to the FSP for any participant in any one year. AMCORE is currently providing contributions under the DCP to eligible officers for the contributions that would have been made on their behalf to the FSP if these limits did not apply.

On August 10, 1998, AMCORE entered into Executive Insurance Agreements with Messrs. Edge and Waddell. Under these agreements, we purchased split-dollar and/or company owned life insurance policies to provide an informal funding mechanism for the benefits related to the Supplemental Executive Retirement Plan. AMCORE may terminate any such agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment, but AMCORE may not terminate any of the agreements if such termination of employment or affiliation occurs after a change in control of AMCORE. The only benefit that the named executives may derive from these insurance policies is a death benefit of $1 million to the executive’s beneficiary if the executive had been actively employed at the time of death.

AMCORE maintains a non-qualified, unfunded supplemental pension program (the “Supplemental Executive Retirement Plan” or “SERP”) adopted May 20, 1998, for Messrs. Edge and Waddell, which provide retirement benefits to these executives.

Adjustment or Recovery of Awards

The Company has no specific policies to adjust or recoup prior awards. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and Chief Financial Officer must reimburse the Company for (1) any short-term incentive or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Employment Agreements and Post-Termination Payments

The Company does not maintain employment agreements with any of its named executive officers. In connection with Mr. McManaman’s employment as the CEO of the Company on February 25, 2008 the Company agreed to provide him with certain severance benefits, subject to regulatory approval, discussed under the heading “Executive Compensation—Potential Payments upon Termination or Change-in-Control.” In connection with Ms. Sutfin’s acceptance of employment with the Company as its Chief Financial Officer in December 2007, the Company agreed to provide Ms. Sutfin with certain severance benefits, subject to regulatory approvals, and to enter into a Transitional Compensation Agreement with the Company (see the following paragraph). Ms. Sutfin’s severance benefits are discussed under the heading “Executive Compensation—Potential Payments upon Termination or Change-in-Control,” From time to time, severance arrangements have been negotiated for executive officers who have been terminated without cause. In these cases, in exchange for severance benefits, the executive has agreed to cooperate in any matters that may require his/her input; to refrain from competing or soliciting business or employees for an agreed upon period; and to relinquish any right to bring suit against AMCORE for any cause of action.

The Company has entered into individual Transitional Compensation Agreements, or TCAs, with its executive officers (including each named executive officer). These agreements provide payments only in certain circumstances prior to or following a change in control of the Company. The TCAs reflect the continuing consolidation that is occurring throughout the banking industry and the Company’s conclusion that its ability to attract and retain executive officers would be enhanced by arrangements that provided benefits in the event of certain terminations subsequent to (or prior, but relating, to) a change in control. The TCAs are further described under “Executive Compensation—Potential Payments upon Termination or Change-in-Control.”

On February 22, 2008, AMCORE and Mr. Edge entered into a Separation, Release, and Consulting Agreement. Pursuant to this agreement, Mr. Edge’s last day of employment as CEO was February 22, 2008. He will remain Chairman of the Board of Directors until immediately prior to the Annual Meeting on May 6, 2008. Subsequent to the meeting he will remain employed in a consulting capacity through February 22, 2009. Mr. Edge’s agreement is an exhibit to Form 8-K filed on February 25, 2008 by the Company. Mr. Edge’s agreement is further described under “Executive Compensation—Potential Payments upon Termination or Change-in-Control.”

On February 1, 2007, AMCORE and Mr. Hecht entered into the Separation Agreement, Release, and Waiver. Pursuant to this agreement, Mr. Hecht’s last day of employment was February 1, 2007. Mr. Hecht’s agreement is an exhibit to Form 8-K filed on February 2, 2007 by the Company. Mr. Hecht’s agreement is further described under “Executive Compensation—Potential Payments upon Termination or Change-in-Control.”

Stock Ownership Guidelines and Hedging Policies

The Company has adopted stock ownership guidelines. The Company’s CEO is expected to own company stock equivalent to three to five times annual base pay and other executive officers are expected to own stock equivalent to two to four times annual base pay. Executives are typically given three to five years to reach the desired level and there are no formal penalties for failure to meet the guidelines.

Management annually reviews and reports to the Compensation Committee with respect to the progress of the officers toward their applicable stock ownership goals. The Company neither prohibits executives from holding Company securities in a margin account nor pledging Company securities as collateral for a loan.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of all compensation approaches utilized by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants as calculated pursuant to Statement of Financial Accounting Standard 123R. These costs are expensed over the requisite service period. See Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for further information.

Section 162(m) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee’s policy is that payments under our executive compensation plans should be structured to comply with the deduction rules of Section 162(m) unless otherwise required by AMCORE’s corporate objectives. AMCORE believes that Section 162(m) did not limit the deduction of any compensation paid for 2007.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in AMCORE’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by:	Jack D. Ward, Chairman Paul Donovan Frederick D. Hay Teresa Iglesias Solomon Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of AMCORE’s Chief Executive Officer and Chief Financial Officer, as well as the three other most highly compensation executive officers (the “Named Executive Officers”) who served in such capacities during the fiscal years ended December 31, 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Bonus $	Stock Awards (1) ($)	Option Awards (1) ($)	Non-equity Incentive Plan Com- pensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Com- pensation ($)		Total ($)

Edge, Kenneth E.	2007	560,000	—	(162,956)	600,995	—	178,652	(3)	93,825	(3)	1,270,516
Chairman of the Board Chief Executive Officer	2006	540,000	—	176,292	321,053	295,056	484,344		110,509		1,927,254
Sutfin, Judith C.	2007	12,708	20,000	—	—	—	—		—		32,708
Executive Vice President Chief Financial Officer
Wilson, Donald H.	2007	329,583	—	(38,007)	194,553	—	—		88,197	(4)	574,326
President Chief Operating Officer	2006	265,385	—	92,641	110,304	102,450	239		29,397		600,416
Waddell, James S.	2007	290,000	—	(48,451)	194,371	—	232,071	(5)	72,723	(5)	740,714
Executive Vice President Chief Administrative Officer	2006	277,000	—	59,563	98,786	75,676	79,882		64,127		655,034
Szmanda, Thomas R.	2007	210,000		—	85,727	—	1,828	(6)	45,919	(6)	343,474
AMCORE Bank, N.A. Executive Vice President Retail Banking Group
Former Executive Officer:
Hecht, John R.	2007	27,778	—	(59,563)	—		432,357	(7)	362,528	(7)	763,100
AMCORE Bank, N.A. Chief Commercial Officer	2006	283,500	—	59,563	66,014	77,452	8,296		59,434		554,259

(1)	Includes amounts recognized in the Company’s results of operations pursuant to FAS 123R. Stock and option awards are valued pursuant to FAS 123R using a Black-Scholes model as applicable. See FAS 123R Assumptions table for assumptions used in the calculation of option fair values. The negative values are the result of the stock-based long-term incentive plan granted in 2005 performance falling below threshold during 2007, therefore no payout is warranted and the previously recorded expense related to the plan was reversed. Expense related to options granted in 2007 for Messrs. Edge and Waddell is recognized in the year of grant since they are retirement eligible. For Ms. Sutfin and Messrs. Wilson and Szmanda, expense is recognized over the service period, which is the same as the vesting period.

(2)	No bonuses were earned in fiscal year 2007 under the Annual Incentive Plan.
(3)	Reflects change in pension value and nonqualified deferred compensation earnings include $161,686 of change in the actuarial present value of Mr. Edge’s pension accumulated benefit obligation and $16,966 of above market earnings on deferred compensation. All other compensation is composed of financial planning, country club dues, corporate owned car, executive long-term disability, employer contribution to the 401(k) plan of $15,750 consisting of $6,750 employer basic contribution and $9,000 employer matching contribution, deferred compensation Company contribution of $44,077, and federal income and employment tax gross-ups totaling $6,808.
(4)	All other compensation is composed of financial planning, country club dues of $14,332, car allowance of $17,500, executive long-term disability, employer contribution to the 401(k) plan of $12,547 consisting of $5,864 employer basic contribution and $6,683 employer matching contribution, deferred compensation Company contribution of $15,345, life insurance premium of $10,100, and federal income and employment tax gross-ups totaling $7,640.
(5)	Reflects change in pension value and nonqualified deferred compensation earnings include $204,296 of change in the actuarial present value of Mr. Waddell’s pension accumulated benefit obligation benefit and $27,775 of above market earnings on deferred compensation. All other compensation is composed of financial planning, country club dues, car allowance of $17,500, executive long-term disability, employer contribution to the 401(k) plan of $15,750 consisting of $6,750 employer basic contribution and $9,000 employer matching contribution, deferred compensation Company contribution of $11,055, and federal income and employment tax gross-ups totaling $6,650.
(6)	Includes $1,828 of above market earnings on deferred compensation. All other compensation is composed of country club dues, car allowance of $17,500, executive long-term disability, employer contribution to the 401(k) plan of $15,750 consisting of $6,750 employer basic contribution and $9,000 employer matching contribution, deferred compensation Company contribution of $4,336, and federal income and employment tax gross-ups totaling $350.
(7)	Mr. Hecht resigned from the Company effective February 1, 2007. Reflects $2,357 of above market earnings on deferred compensation, and $430,000 payment in settlement of his rights under the SERP. All other compensation is composed of $289,000 of separation pay, and $11,180 paid because of the delay in separation payments, accrued vacation, and $15,000 of professional fees in connection with Mr. Hecht’s termination. Also included are amounts paid prior to separation with Company including car allowance, country club, federal income and employment tax gross-ups totaling $1,374, executive long-term disability, and employer contributions to the 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2007 as well as estimated future payouts under cash incentive plans.

Name	Grant Date	Date of Committee Action		Estimated future payouts under Non-equity incentive plan awards (1)			All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards (2) ($/share)	Grant Date fair value of stock and option awards (3) ($)
				($)	($)	($)
Edge, Kenneth E.	1/1/2007	11/8/2006		302,400	604,800	1,209,600
	1/25/07	12/13/06					51,550	32.94	385,048
	2/7/07	2/7/07					25,400	34.49	196,751
	5/22/07	N/A	(4)				10,698	30.14	19,196

Sutfin, Judith C. (5)	N/A			—	—	—

Wilson, Donald H.	1/1/07	11/8/2006		150,500	301,000	602,000
	1/25/07	12/13/06					27,500	32.94	205,409
	2/7/07	2/7/07					13,850	34.49	107,283

Waddell, James S.	1/1/07	11/8/2006		84,100	168,200	336,400
	1/25/07	12/13/06					17,000	32.94	126,980
	2/7/07	2/7/07					8,700	34.49	67,391

Szmanda, Thomas R.	1/1/07	11/8/2006		60,900	121,800	243,600
	1/25/07	12/13/06					15,000	32.94	112,041
	2/7/07	2/7/07					8,000	34.49	61,969

Former Executive Officer:
Hecht, John R. (6)	1/25/07	12/13/06		83,810	167,620	335,240	15,000	32.94	112,041

(1)	Payout opportunity pursuant to the 2007 Annual Incentive Plan.
(2)	Exercise price of option awards is equal to the closing stock trading price on the date of grant.
(3)	Option awards are valued pursuant to FAS 123R using a Black-Scholes model. See FAS 123R Assumptions table for the assumptions used in the calculation of option fair values.
(4)	Reload option granted upon exercise of original option.
(5)	Due to Ms. Sutfin’s date of hire occurring during a blackout period, her option grant was delayed until January 24, 2008.
(6)	Options were cancelled on February 2, 2007.

FAS 123R Assumptions

The following table sets forth the FAS 123R assumptions used in the calculation of the stock option awards presented in our “Summary Compensation Table” and “Grants of Plan-Based Awards”. For purposes of reported fair values, no forfeitures were included.

Assumptions
Name	Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield ($)	Fiscal 2007 Expense ($)
Edge, Kenneth E.	1/25/2007 2/7/2007 5/22/2007 1/23/2006	19.16 19.16 19.16 19.08	6.25 6.25 0.50 6.00	4.849 4.702 5.015 4.320	2.25 2.15 2.45 2.43	385,048 196,751 19,196 —

Wilson, Donald H.	1/25/2007 2/7/2007 2/6/2006	19.16 19.16 19.08	6.25 6.25 6.00	4.849 4.702 4.520	2.25 2.15 2.46	47,843 24,031 122,679

Waddell, James S.	1/25/2007 2/7/2007 1/23/2006	19.16 19.16 19.08	6.25 6.25 6.00	4.849 4.702 4.320	2.25 2.15 2.43	126,980 67,391 —

Szmanda, Thomas R.	1/25/2007 2/7/2007	19.16 19.16	6.25 6.25	4.849 4.702	2.25 2.15	26,098 13,881

Former Executive Officer:
Hecht, John R.	1/25/2007 1/23/2006	19.16 19.08	6.25 6.00	4.849 4.320	2.25 2.43	— 32,919

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards held by the Named Executive Officers at December 31, 2007:

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edge, Kenneth E.	10,698		30,1350	5/20/2008	(1)
	5,000		19.2815	5/9/2010	(2)
	25,000		20.1500	5/16/2011	(2)
	45,278		22.7050	1/10/2009	(3)
	35,399		24.5050	5/15/2009	(3)
	9,879		23.7750	5/7/2010	(4)
	18,741		23.7750	5/7/2010	(5)
	21,259		23.7600	5/9/2010	(5)
	12,966		23.8700	5/9/2010	(1)
	17,279		29.0000	8/13/2009	(1)
	30,000	15,000	29.8900	1/20/2015	(6)
	17,334	34,666	30.5950	1/23/2016	(6)
		51,550	32.9400	1/25/2017	(2)
		25,400	34.4900	2/17/2017	(2)
						2,627	(7)	59,633	5,200	(8)	118,040

Sutfin, Judith C.	—	—	—

Wilson, Donald H.	20,000	40,000	29.8700	2/6/2016	(6)
	—	27,500	32.9400	1/25/2017	(2)
	—	13,850	34.4900	2/7/2017	(2)
									5,900	(9)	133,930
									2,000	(8)	45,400

Waddell, James S.	12,000		25.5000	5/20/2008	(2)
	17,000		23.4065	8/13/2009	(2)
	17,000		19.2815	5/9/2010	(2)
	17,000		20.1500	5/16/2011	(2)
	19,758		22.7050	1/10/2009	(3)
	19,358		24.5050	5/15/2009	(3)
	10,000	5,000	29.8900	1/20/2015	(6)
	5,334	10,666	30.5950	1/23/2016	(6)
	—	17,000	32.9400	1/25/2017	(2)
	—	8,700	34.4900	2/7/2017	(2)
						2,189	(7)	49,690	1,600	(8)	36,320

Szmanda, Thomas R.	7,000		26.4750	10/3/2010	(5)
	5,250	1,750	28.0650	5/10/2011	(5)
	3,500	3,500	26.3300	5/4/2015	(2)
	4,778	9,555	30.5950	1/23/2016	(6)
	—	15,000	32.9400	1/25/2017	(2)
	—	8,000	34.4900	2/7/2017	(2)
									1,300	(8)	29,510

(1)	Reload grants vest immediately and terminate on the original grant expiration date.

(2)	Options vest at a rate of 25% per year beginning one year after the date of grant of the ten-year option term.

(3)	Options vest at a rate of one-third per year beginning one year after the date of grant of the seven-year option term.

(4)	Options vest at a rate of 50% per year beginning one year after the date of grant of the seven-year option term.

(5)	Options vest at a rate of 25% per year beginning one year after the date of grant of the seven-year option term.

(6)	Options vest at a rate of one-third per year beginning one year after the date of grant of the ten-year option term.

(7)	Restricted stock units issued 1/3/2000 vest 100% on 1/3/2009.

(8)	Based on current results, a zero payout of performance share units (PSUs) is projected. Because the three year term of this grant ends December 31, 2008, however, units are reported at threshold.

(9)	Mr. Wilson received 5,900 restricted stock units (RSUs) in connection with his initial employment arrangement. RSUs vest at the end of the three years and are payable in stock if the target performance is met. If target performance is not achieved, shares will vest nine years from grant.

Option Exercises and Stock Vested

The following table reflects activity during fiscal 2007 for the Named Executive Officers of exercised stock options:

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)
Edge, Kenneth E.	12,000	55,620
Sutfin, Judith C.	—	—
Wilson, Donald H.	—	—
Waddell, James S.	—	—
Szmanda, Thomas R.	—	—

Former Executive Officer:
Hecht, John R.	112,116	964,894

Pension Benefits

The Company has adopted a non-qualified, unfunded supplemental pension program, or the SERP, that is applicable to Messrs. Edge and Waddell, which provides retirement benefits by the Company on a non-contributory basis. Mr. Hecht was a participant in the SERP prior to his separation from the Company in February 2007. The Company has not formally funded these supplemental retirement benefits but accrues a liability in the amount of the actuarially determined present value of the retirement benefits.

The annual benefit payable at normal retirement date (age 65) under the SERP is equal to three percent of the participant’s final base salary times his number of years of service—but the plan further provides that the benefit may not exceed 70%, or be less than 45%, of final base salary. The benefits described in the preceding sentence are reduced by (1) any other Company provided benefits, and (2) 50% of any applicable Social Security benefits. The benefit is payable in installments for the participant’s life. There is a minimum payment period of 10 years so that, if the participant dies before 10 years have elapsed, his beneficiary will receive payments for any remaining months in the ten-year period. See Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for further information on the Supplemental Executive Retirement Plan (SERP).

Early retirement is retirement between ages 62 and 65. In the event of early retirement, the benefit otherwise payable will be reduced by the application of reasonable actuarial assumptions determined by AMCORE. If a participant’s employment is terminated for other than “cause” (as defined in the SERP) before the participant qualifies for early retirement, he will receive a lump sum payment equal to the actuarial equivalent of his retirement benefit.

The following Pension Table further describes the benefits payable or paid to Messrs. Edge, Waddell, and Hecht. Actuarial calculations utilize a 6.00% discount rate and the RP 2000 Mortality Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payment During Last Fiscal Year ($)
Edge, Kenneth E.	SERP	38.39	1,345,222	—
Waddell, James S.	SERP	15.50	491,318	—

Former Executive Officer:
Hecht, John R. (1)	SERP	—	—	430,000

(1)	Payment made pursuant to the terms of Mr. Hecht’s separation agreement. He was paid $430,000 in exchange for his rights under the Supplemental Executive Retirement Plan.

Non-Qualified Deferred Compensation

As reflected in the following table, certain of the Named Executive Officers participate in a non-qualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last FYE (2) ($)
Edge, Kenneth E.	85,467	(3)	44,077	46,825	—	1,301,284
Sutfin, Judith C.	—		—	—	—	—
Wilson, Donald H.	92,154	(4)	15,345	6,069	—	147,575
Waddell, James S.	11,351	(5)	11,055	101,682	—	1,960,244
Szmanda, Thomas R.	52,452	(6)	4,336	12,313	—	190,372

Former Executive Officer:
Hecht, John R.	71,719	(7)	—	13,073	721,901	—

(1)	These amounts include above market earnings that are reported in the Summary Compensation Table: Mr. Edge $16,966, Mr. Waddell $27,775, Mr. Szmanda $1,828 and Mr. Hecht $2,357.

(2)	Of these balances, the following amounts were reported in the 2007 Proxy Summary Compensation Tables: Mr. Edge $83,173, Mr. Wilson $33,000, Mr. Waddell $100,825 and Mr. Hecht $97,462, and above market earnings of: Mr. Edge $12,839, Mr. Wilson $239, Mr. Waddell $26,983 and Mr. Hecht $8,296.

(3)	Contributions include $55,962 of salary included in the Summary Compensation Table and $29,505 of 2006 incentive pay received in 2007.

(4)	Contributions include $81,909 of salary included in the Summary Compensation Table and $10,245 of 2006 incentive pay received in 2007.

(5)	Contributions are $11,351 of 2006 incentive pay received in 2007.

(6)	Contributions include $52,452 of salary included in the Summary Compensation Table.

(7)	Contributions are $71,719 of 2006 incentive pay received in 2007.

Potential Payments upon Termination or Change-in-Control

This section describes and quantifies the payments that would be due to the Company’s named executive officers in connection with their termination, or in connection with a “change in control”, whether or not a termination has occurred. It will also describe certain aspects of the employment arrangements between the Company and Mr. McManaman and Ms. Sutfin, respectively, including certain severance arrangements that apply whether or not a change in control has occurred. These arrangements are subject to regulatory approvals. It will describe the terms of the Transitional Compensation Agreements (TCAs) that have been entered into with all of the named executive officers (Ms. Sutfin’s agreement is still subject to regulatory approvals). It will describe the terms of the Separation, Release, and Consulting Agreement between the Company and Mr. Edge that was entered into on February 22, 2008 and the Separation Agreement, Release, and Waiver that was entered into between the Company and Mr. Hecht on February 1, 2007. Finally this section will quantify the potential payments that would have been made to the named executive officers employed on December 31, 2007 if these officers had terminated employment as of December 31, 2007 or a change in control had occurred.

Employment Arrangements

Mr. McManaman commenced employment as the Chief Executive Officer of AMCORE on February 25, 2008. Mr. McManaman will receive a base salary, annual bonus opportunity, and participation in other AMCORE benefits at the same levels that applied to Mr. Edge as of the date of Mr. McManaman’s hire. In lieu of stock options, however, Mr. McManaman received 14,000 shares of restricted stock, which are scheduled to vest 50% on the first and second anniversaries of his hire date unless, prior to those dates, he is terminated for “cause” or resigns without “good reason,” as those terms are defined below.

In addition, Mr. McManaman will receive additional payments, subject to a release of claims, if he is terminated without “cause” or resigns for “good reason” prior to the second anniversary of his date of hire. If termination occurs before the first anniversary, the payment is a lump sum equal to twice his base salary; if termination occurs before the second anniversary, the payment is a lump sum equal to his base salary. Mr. McManaman did not receive a TCA.

“Cause” is defined to generally include (1) the failure to substantially perform duties (other than as a result of illness or injury), (2) willful misconduct or gross negligence, (3) material breach of fiduciary duties to the Company or its affiliates, (4) a serious crime involving moral turpitude or a felony, and (5) a material breach of the Company’s written policies or procedures that is not corrected. “Good reason” is defined to generally include (1) a material reduction in duties or responsibilities, (2) a reduction in salary or a material reduction in benefits (other than a change in benefits applicable to all senior executives), and (3) a requirement to relocate more than 25 miles from Rockford.

Ms. Sutfin commenced employment as the Chief Financial Officer of AMCORE on December 17, 2007. Ms. Sutfin will receive base pay of $305,000, a target bonus opportunity of 75% of salary, participation in AMCORE benefits at a level generally comparable to other senior executives, and $1 million of life insurance. AMCORE also paid Ms. Sutfin a $20,000 signing bonus and agreed to issue her 75,000 stock options, which were issued in January 2008. Subject to regulatory approval, the Company and Ms. Sutfin will enter a TCA, which is described below, and Ms. Sutfin will receive severance benefits equal to 9 to 12 months base pay (as determined by the CEO) if she is terminated without cause within 24 months of her start date and the TCA does not provide for payments.

TCAs for Messrs. Edge, Wilson, Waddell, Szmanda, and Ms. Sutfin

The TCAs for each of Messrs. Edge, Wilson, Waddell, and Szmanda provide that, in the event that during the three years following a “change in control” (as defined below), or under certain circumstances prior to, but relating, to a change in control, the Company terminates the executive’s employment for reasons other than “cause” (as defined below) or disability or the executive terminates his employment for “good reason” (as defined below), the executive will become entitled to the following payments and benefits:

1. Within 30 days after the date of termination the executive will receive the following amounts in a lump sum cash payment

(a) any unpaid base salary through the date of termination of his or her employment, the product of the executive’s “recent average bonus” (as defined below) times a fraction equal to the portion of the calendar year that has elapsed as of the date of termination, any compensation previously deferred by the executive adjusted for any earnings or losses pursuant to the applicable deferral arrangement, and any accrued but unpaid vacation pay (the total of these amounts are referred to as the “Accrued Obligations”). “Recent average bonus” for this purpose is generally the average of the annual bonuses paid to the executive during the three years preceding the year of termination;

(b) an amount equal to three times, one times with respect to Mr. Szmanda, the sum of the executive’s current base salary and the recent average bonus, reduced by any other severance payments payable to the executive (the “Severance Amount”) and

(c) a separate lump-sum supplemental retirement amount equal to the difference between the amounts payable to the executive at his termination date under any retirement plan maintained for the executive and the amount that would have been payable to the executive if his employment had continued for three years after his date of termination. This provision is not in Messrs. Szmanda’s or Wilson’s agreements.

2. All stock options, restricted stock, and similar awards that would have become vested solely through continued employment for a period not longer than three years after the date of termination will be deemed vested, and will, in the case of options, remain exercisable for a minimum period of one year after the executive’s date of termination of employment, or, if earlier, the stated expiration date of the option.

3. In general, the executive will be entitled to continuation for three years, one year in the case of Mr. Szmanda, of any welfare benefits provided to him and his family as of the time of termination of his employment or, if better, those benefits in effect from time to time following the termination of the executive’s employment and during the benefits continuation period, subject to any necessary modification to avoid the imposition of a 20% excise tax to the executive by reason of Section 409A, which imposes certain limitations on deferred compensation. This benefit is referred to as the “Welfare Benefit Continuation.”

4. The executive and his family will be entitled to the continuation of “Other Benefits” for three years following the date of termination or, solely with respect to Mr. Szmanda, one year following the date of termination. “Other Benefits” are defined generally to include the benefits and perquisites being provided to the executive and his family as of the date of his termination of employment (or, if better, those benefits in effect from time to time following the termination of the executive’s employment and during the benefits continuation period), specifically including AMCORE contributions to any defined contribution plan for the benefit of the executive (both tax-qualified and otherwise), club memberships, financial planning allowance, and car allowance. This benefit is also subject to any necessary modification by reason of Section 409A.

Effective January 2, 2008, in order to comply with the provisions of Section 409A of the Internal Revenue Code, the TCAs for each of the named executive officers were generally amended as follows: (i) for amounts subject to Section 409A, payments will generally be delayed for a period of six months following a separation of service and will be increased by six-months of interest computed at the prime rate, and (ii) in lieu of continuation of the Welfare Benefit Continuation and the Other Benefits, executive will be provided with a cash payment equal to the value of the benefits that would have been provided executive during the periods underlying the Welfare Benefits Continuation and the Other Benefits.

Pursuant to the terms of Ms. Sutfin’s offer letter, upon regulatory approval, she will receive a TCA with provisions similar to Mr. Wilson’s. It will be effective January 2, 2008, and will, therefore, have the amended features referred to in the preceding paragraph.

The TCAs define “change in control” to generally include: (1) subject to certain exceptions, the acquisition of 15% or more of AMCORE’s common stock by a person or a group; (2) subject to certain exceptions, a change in the composition of the Board of Directors so that less than 50% of the directors are individuals whose election or nomination was approved by “Incumbent Directors,” which are defined to include directors at the time the TCAs were adopted, and directors approved by Incumbent Directors; (3) subject to certain exceptions, a reorganization if following such reorganization, the stockholders prior to the reorganization do not own more than 60% of the Company’s common stock subsequent to the reorganization; (4) stockholder approval of a complete liquidation or dissolution of the Company; and (5) the sale or other disposition of all or substantially all of the assets of the Company.

Generally and subject to certain exceptions, the TCAs define “cause” to include (1) the willful and continued failure by the executive to substantially perform his or her duties after a written demand for performance has been delivered and (2) the willful engaging by the executive in conduct which is materially and demonstrably injurious to the Company. “Good reason” generally includes (1) the assignment to the executive of any duties materially inconsistent with the executive’s position prior to the change in control, including any diminution in such position, (2) any reduction in the executive’s compensation or benefits, (3) any requirement that the executive be based more than 20 miles from his location in effect immediately prior to the change in control, (4) any breach of the TCA, (5) the Company’s failure to require a successor to expressly agree to perform all the obligations of the TCA, and (6) any determination by the executive in his sole discretion after the first anniversary of the change in control that his compensation is not satisfactory.

In addition, the TCAs provide that, if any portion of the severance payment is subject to an “excise tax,” as defined in the Section 4999 of the Internal Revenue Code, by reason of the payment being an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay the executive a gross up payment in an amount such that after the payment by the executive of all taxes, including the excise tax imposed on the gross up payment, the executive retains the amount of the gross-up payment equal to the excise tax imposed on the total payment. Mr. Szmanda’s TCA does not include the gross-up payment and his severance payment would be scaled back by the amount subject to the excise tax to avoid the deduction disallowance.

As a condition to the effectiveness of the TCA, each executive has entered into a confidentiality and non-compete agreement. The non-compete provisions apply after the change of control while the executive remains an officer and for one year after termination of employment if the executive terminates within one year after the change in control. The non-compete provisions generally cover competition against AMCORE within certain geographic areas, including becoming involved in competing businesses, disturbing business relationships, soliciting employees, and similar activities. The confidentiality provisions apply for all periods and extend to confidential information, intellectual property, and related matters. In addition, the TCA contains provisions with regard to non-disparagement and cooperation with litigation. If the executive’s employment is terminated for “cause,” as defined in the TCA, AMCORE may nevertheless elect to have the confidentiality and non-compete provisions apply, in which case the executive will receive one-third of the Severance Amount described above over a 12-month period with respect to Messrs. Edge, Wilson, Waddell and Ms. Sutfin, subject to modification by reason of Section 409A.

Different provisions apply if the executive’s termination of employment is on account of death, disability, for “cause,” or a voluntary separation without “good reason,” each as defined in the TCA:

1. In the event of death or disability, AMCORE’s obligation is generally limited to payment of the Accrued Obligations, the Welfare Benefit Continuation, and the provision of the Other Benefits, as these three payments are described above, except that in the case of termination of employment due to disability, the Welfare Benefit Continuation and the provision of the Other Benefits is continued only for 12 months, rather than three years for Messrs. Edge, Wilson, Waddell and Ms. Sutfin, following such termination.

2. In the event of termination for cause, except as otherwise described above, payment is limited to any unpaid base salary and any previously deferred compensation adjusted for earnings or losses pursuant to the terms of the applicable deferral arrangement.

3. In the event of a termination by the executive other than for good reason, the executive will receive only the Accrued Obligations.

Separation Agreement, Release, and Waiver for Mr. Hecht

On February 1, 2007, AMCORE and Mr. Hecht entered into a Separation Agreement, Release, and Waiver. Pursuant to this agreement, Mr. Hecht’s last day of employment was February 1, 2007. Mr. Hecht’s agreement is an exhibit to Form 8-K, filed on February 2, 2007 by the Company. In exchange for certain undertakings by Mr. Hecht (described below), AMCORE has agreed to provide Mr. Hecht with certain benefits, the most significant of which are the following: a lump sum payment of $289,000, payment of certain welfare benefits and perquisites for a limited period of time (18 months of COBRA coverage, 12 months of car allowance payments, country club dues through the end of 2007, and $15,000 in outplacement and related services); a lump sum payment of $430,000 in satisfaction of Mr. Hecht’s benefits under the SERP; and providing Mr. Hecht with a pro-rata portion of the payments that he would have been entitled to with respect to the performance shares issued to him in 2005 and 2006; and allowing Mr. Hecht to retain his cell phone and lap top computer. The total value of such undertakings is calculated to be equal to $781,703.

In exchange for these payments, Mr. Hecht entered into certain agreements, including: releasing AMCORE from any potential claims he may have against AMCORE; agreeing to various other standard covenants (such as non-disparagement, cooperation and confidentiality); and agreeing that for a period of one year following termination, he would neither compete against AMCORE nor solicit customers, employees, or agents of AMCORE.

Separation, Release, and Consulting Agreement for Mr. Edge

On February 22, 2008, AMCORE and Mr. Edge entered into a Separation, Release, and Consulting Agreement, which provides for Mr. Edge’s transition from CEO of the Company to retirement. The agreement is an exhibit to Form 8-K, filed on February 25, 2008 by the Company. Mr. Edge and the Company agreed that he would resign as CEO, effective February 22, 2008. After February 22, he will continue as executive Chairman of the Board of Directors until immediately prior to the annual meeting of the Company’s stockholders (the “Termination Date”). As of the close of business on May 6, 2008, Mr. Edge will retire from the Company. From May 6, 2008 through February 22, 2009, he will continue to provide services to the Company as a consultant and adviser. During this period of time, Mr. Edge has agreed to provide up to 300 hours of consulting services with respect to Company-related matters upon reasonable request.

Through the Termination Date, Mr. Edge will receive the same salary and benefits as he had received while CEO. From the Termination Date through February 22, 2009, Mr. Edge’s compensation will be limited to continuation of his base salary (which shall continue in the event of his death) and he shall not receive any other employee benefits from the Company. Under the agreement, Mr. Edge will receive consideration currently valued at approximately $2.3 million, including amounts which have previously been earned. This consideration includes benefits payable pursuant to the terms of the SERP valued at approximately $1.8 million, health coverage for Mr. Edge and his spouse similar to that offered to similarly situated active employees until Mr. Edge attains age 65, or the date Mr. Edge obtains full-time employment with another employer and obtains health insurance from that employer, and a transfer to Mr. Edge of the ownership of the Company automobile that he uses. In addition, as of the Termination Date, (1) all options held by Mr. Edge under the Company’s 1995 Stock Incentive Plan and 2000 Stock Incentive Plan shall, as provided in the respective option plans, remain exercisable until the third anniversary of the Termination Date (or, if earlier, their previously scheduled expiration date), (2) to the extent unvested, all options held by Mr. Edge under the Company’s 2005 Stock Award and Incentive Plan shall, as provided in the plan, continue to vest at the stated rate in the related option agreements and be exercisable until the stated expiration of the option, and (3) any restrictions on any award of restricted stock shall lapse.

In addition to standard confidentiality and non-disparagement protections, the agreement provides that, from the Termination Date until the first anniversary of the end of the consulting period, Mr. Edge will not directly or indirectly solicit employees, customers, or suppliers of the Company, nor (unless waived by the Company)

engage in competitive activities (as defined within the agreement) within 150 miles of the Company’s office in Rockford. As a condition to the agreement, Mr. Edge has executed a general release of claims against the Company.

Payments Due in the Event of Various Termination Events or a Change in Control

The following tables quantify the payments due to the named executive officers in the event of various termination events or a change in control. In each case, the termination is assumed to have occurred as of December 31, 2007, the last business day of the Company’s 2007 fiscal year. The calculation of the amounts payable is based upon the closing price of the Company’s stock on December 31, 2007, which was $22.70:

Post-Employment Payment—Kenneth E. Edge

Executive Payments and Benefits upon Termination/CIC (1)	Retirement (2)		CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—		$—		$2,630,556		$—		$—
Other Cash Incentives
- 2007 Bonus	—		—		316,852		—		—
Long-term Incentives (3)
- Acceleration of Unvested Stock Options (4)	—	(5)	—		—	(5)	—	(6)	—	(6)
- Acceleration of Unvested PSUs	—	(7)	157,402	(8)	157,402	(8)	—	(7)	—	(7)
- Acceleration of Unvested RS/RSUs	—		59,633		59,633		59,633		59,633
Benefits & Perquisites):
Enhanced SERP Benefits	—		—		—		—		—
Enhanced Disability Benefit (insured)	—		—		—		—		230,796	(9)
Continuation of Benefits and Perquisites	—		—		281,475	(10)(11)	—		—
Medical & Dental	—		—		74,409	(11)(12)	—		—
Supp. Benefit (Split Dollar)	—		—		—		$1,000,000		—
Retiree Medical	—		—		—		—		—
280G Tax Gross-up (13)	N/A		—		—		N/A		N/A

Total	$—		$217,035		$3,520,326		$1,059,633		$290,429

(1)	Includes only benefits that enhance payments.

(2)	It is assumed that any voluntary termination by the executive or involuntary termination by AMCORE would be treated as Retirement.

(3)	Equity awards valued at AMCORE’s closing price of $22.70 as of December 31, 2007.

(4)	Represents intrinsic value of stock options. As of December 31, 2007, all unvested option grants were underwater.

(5)	Options generally remain outstanding until original maturity due to the retirement provisions.

(6)	Options generally remain outstanding for a period of 1 year following termination by death or disability.

(7)	Values estimated based on actual 2005 and projected 2006 awards. Actual payments would occur at the end of the performance period based on actual performance achieved. Actual results for 2005 resulted in a zero payout. The 2006 award is being accrued at a zero payout.

(8)	Values estimated based on actual 2005 and prorated targeted 2006 awards. Actual payments would be made upon the CIC and based on the greater of performance calculated through the quarter ending immediately prior to the date of the CIC or the target performance shares.

(9)	Enhanced supplemental disability benefit of $8,000 per month payable until age 65. Disability pay would increase by $5,000 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(10)	Value of benefits and perquisites calculated based on actual 2007 numbers. Income tax gross-ups on perquisites estimated at $20,424.

(11)	Welfare benefits, other benefits and perquisites continue for 3 years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(12)	Values estimated based on 2008 COBRA premiums increasing by 18% in years 2 and 3. Includes estimated income tax gross-ups of $33,968.

(13)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-1/3 of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Non-compete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2007 at each option’s intrinsic value assuming a December 31, 2007 closing stock price of $22.70.

-Parachute payments for restricted stock units were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—Judith C. Sutfin

Executive Payments and Benefits upon Termination/CIC (1)	Voluntary Termination	Involuntary Termination Without Cause/ Good Reason (2)	CIC Without Termination	CIC with Termination for Good Reason or Without Cause		Death
Compensation:
Severance	$—	$305,000	$—	$915,000		$—
Other Cash Incentives
- 2007 Bonus	—	—	—	—		—
Long-term Incentives (3)
- Acceleration of Unvested Stock Options	—	—	—	—		—	(6)
- Acceleration of Unvested PSUs	—	—	—	—		—	(7)
- Acceleration of Unvested RS/RSUs	N/A	N/A	N/A	N/A		N/A
Benefits & Perquisites):
Enhanced SERP Benefits	N/A	N/A	N/A	N/A		N/A
Enhanced Disability Benefit (insured)	—	—	—	—		—	(9)
Continuation of Benefits and Perquisites	—		—	220,650	(4)(5)	—
Medical & Dental	—		—	62,437	(5)(6)	—
Supp. Life Insurance (7)	—	—	—	—		$500,000
Retiree Medical	N/A	N/A	N/A	N/A		N/A
280G Tax Gross-up (8)	—	N/A	—	—		N/A

Total	$—	$305,000	$—	$1,198,087		$500,000

(1)	Payments are subject to regulatory approval. These payments include only benefits that are enhanced payments.

(2)	Per Ms. Sutfin’s offer letter if terminated without cause within the first 24 months of employment, Ms. Sutfin is eligible for severance benefits equal to 9-12 months of base pay. Severance pay equal to one year’s annual salary is $305,000.

(3)	As of December 31, 2007 there were no outstanding grants.

(4)	Value of benefits and perquisites calculated based on actual 2007 numbers for benefits Ms. Sutfin would have been eligible for had she been employed for the entire calendar year 2007. Income tax gross-ups on perquisites estimated at $18,000.

(5)	Welfare benefits, other benefits and perquisites continue for 3 years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(6)	Values estimated based on 2008 COBRA premiums increasing by 18% in years 2 and 3. Includes estimated income tax gross-ups of $28,502.

(7)	An additional $500,000 of life insurance is available through the AMCORE Group Life Insurance Policy for a total life insurance benefit of $1,000,000.

(8)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-1/3 of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2007 at each option’s intrinsic value assuming a December 31, 2007 closing stock price of $22.70.

Post-Employment Payment—Donald H. Wilson

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Voluntary Termination	CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—	$—		$1,357,350		$—		$—
Other Cash Incentives
- 2007 Bonus	—	—		102,450		—		—
Long-term Incentive (2)
- Acceleration of Unvested Stock Options (3)	—	—		—		—	(4)	—	(4)
- Acceleration of Unvested PSUs	—	147,141	(5)	147,141	(5)	—		—
- Acceleration of Unvested RS/RSUs	N/A	N/A		N/A		N/A		N/A
Benefits & Perquisites:
Enhanced SERP Benefits	N/A	N/A		N/A		N/A		N/A
Enhanced Disability Benefit (insured)	—	—		—		—		517,615	(6)
Continuation of Benefits and Perquisites	—	—		264,591	(7)(8)	—		—
Medical & Dental	—	—		117,972	(8)(9)	—		—
Supplemental Life Insurance	—	—		—		500,000	(10)	—
Retiree Medical	N/A	N/A		N/A		N/A		N/A
280G Tax Gross-up	—	—		658,591	(11)	N/A		N/A

Total	$—	$147,141		$2,648,095		$500,000		$517,615

(1)	Includes only benefits that are enhanced payments.

(2)	Equity awards valued at AMCORE’s closing price of $22.70 as of December 31, 2007.

(3)	Represents intrinsic value of stock options. As of December 31, 2007, all unvested option grants were underwater.

(4)	Options remain outstanding for a period of one year from termination by death or disability.

(5)	Values estimated based on 9900 Performance Share awards with payout based on target level achievement prorated for period of employment. Actual payments would be made upon the CIC and based on the greater of performance calculated through the quarter ending immediately prior to the date of the CIC or the Target performance shares.

(6)	Enhanced supplemental disability benefit of $4,000 per month payable until age 65. Disability pay would increase by $6,250 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(7)	Value of benefits and perquisites calculated based on actual 2007 numbers. Income tax gross-ups on perquisites estimated at $22,920.

(8)	Welfare benefits, other benefits and perquisites continue for three years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(9)	Values estimated based on 2008 COBRA premiums increasing by 18% in years 2 and 3. Includes estimated income tax gross-ups of $50,139.

(10)	An additional $500,000 of life insurance is available through the AMCORE Group Life Insurance Policy for a total life insurance benefit of $1,000,000.

(11)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-1/3 of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2007 at each option’s intrinsic value assuming a December 31, 2007 closing stock price of $22.70.

-Parachute payments for restricted stock units were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—James S. Waddell

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Retirement (2)		CIC Without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—		$—		$1,130,115		$—		$—
Other Cash Incentives
- 2007 Bonus	—		—		86,705		—		—
Long-term Incentives (3)
- Acceleration of Unvested Stock Options(4)	—	(5)	—		—	(5)	—	(6)	—	(6)
- Acceleration of Unvested PSUs	—	(7)	48,442	(8)	48,442	(8)	—	(7)	—	(7)
- Acceleration of Unvested RS/RSUs	—		49,690		49,690		49,690		49,690
Benefits & Perquisites:
Enhanced SERP Benefits	—		—		275,798		—		—
Enhanced Disability Benefit (insured)	—				—		—		195,880	(9)
Continuation of Benefits and Perquisites	—		—		218,169	(10)(11)	—		—
Medical & Dental	—		—		74,409	(11)(12)	—		—
Supp. Benefit (Split Dollar)	—		—		—		1,000,000		—
Retiree Medical	—		—		—		—		—
280G Tax Gross-up (13)	N/A		—		509,165		N/A		N/A

Total	$—		$98,132		$2,392,493		$1,049,690		$245,571

(1)	Includes only benefits that are enhance payments.

(2)	It is assumed that any voluntary termination by the executive or involuntary termination by AMCORE would be treated as Retirement.

(3)	Equity awards valued at AMCORE’s closing price of $22.70 as of December 31, 2007.

(4)	Represents intrinsic value of stock options. As of December 31, 2007, all unvested option grants were underwater.

(5)	Options generally remain outstanding until original maturity due to the retirement provisions.

(6)	Options generally remain outstanding for a period of 1 year following termination by death or disability.

(7)	Values estimated based on actual 2005 and projected 2006 awards. Actual payments would occur at the end of the performance period based on actual performance achieved. Actual results for 2005 resulted in a zero payout. The 2006 award is being accrued at a zero payout.

(8)	Values estimated based on actual 2005 and prorated targeted 2006 awards. Actual payments would be made upon the CIC and based on the greater of performance calculated through the quarter ending immediately prior to the date of the CIC or the target performance shares.

(9)	Enhanced supplemental disability benefit of $8,000 per month payable until age 65. Disability pay would increase by $5,000 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(10)	Value of benefits and perquisites calculated based on actual 2007 numbers. Income tax gross-ups on perquisites estimated at $19,950 .

(11)	Welfare benefits, other benefits and perquisites continue for 3 years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(12)	Values estimated based on 2008 COBRA premiums increasing by 18% in years 2 and 3. Includes estimated income tax gross-ups of $33,968.

(13)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-1/3 of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2007 at each option’s intrinsic value assuming a December 31, 2007 closing stock price of $22.70.

-Parachute payments for restricted stock units were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—Thomas R. Szmanda

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Voluntary Termination		CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—		$—		$254,904		$—		$—
Other Cash Incentives
- 2007 Bonus	—		—		44,904		—		—
Long-term Incentives (2)
- Acceleration of Unvested Stock Options	—	(3)	—	(3)	—		—	(4)	—	(4)
- Acceleration of Unvested PSUs	—		39,362	(6)	39,362	(6)	—	(5)	—	(5)
- Acceleration of Unvested RS/RSUs	N/A		N/A		N/A		N/A		N/A
Benefits & Perquisites:
Enhanced SERP Benefits	N/A		N/A		N/A		N/A		N/A
Enhanced Disability Benefit (insured)	—		—		—		—		282,315	(7)
Continuation of Benefits and Perquisites	—		—		45,919	(8)(9)	—		—
Medical & Dental	—		—		33,023	(9)(10)	—		—
Supplemental Life Insurance	—		—		—		—		—
Retiree Medical	N/A		N/A		N/A		N/A		N/A
280G Scale Back (11)	—		—		—		N/A		N/A

Total	$—		$39,362		$418,112		$—		$282,315

(1)	Includes only benefits that are enhanced payments.

(2)	Equity awards valued at AMCORE’s closing price of $22.70 as of December 31, 2007.

(3)	Represents intrinsic value of stock options. As of December 31, 2007, all unvested option grants were underwater.

(4)	Options remain outstanding for a period of one year from termination by death or disability.

(5)	Values estimated based on actual 2005 and projected 2006 awards. Actual payments would occur at the end of the performance period based on actual performance achieved. Actual results for 2005 resulted in a zero payout. The 2006 award is being accrued at a zero payout.

(6)	Values estimated based on actual 2005 and prorated targeted 2006 awards. Actual payments would be made upon the CIC and based on the greater of performance calculated through the quarter ending immediately prior to the date of the CIC or the Target performance shares.

(7)	Enhanced supplemental disability benefit of $2,188 per month payable until age 65. Disability pay would increase by $3,646 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 6.00%.

(8)	Value of benefits and perquisites calculated based on actual 2007 numbers. Income tax gross-ups on perquisites estimated at $350.

(9)	Welfare benefits, other benefits and perquisites continue for one year following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(10)	Values estimated based on 2008 COBRA premiums increasing by 18% in years 2 and 3. Includes estimated income tax gross-ups of $15,261.

(11)	The Executive’s Transitional Compensation Agreement provides for an associated “scale back of benefits” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-The executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2007 at each option’s intrinsic value assuming a December 31, 2007 closing stock price of $22.70.

Security Ownership of Directors and Officers

The following tabulation sets forth the number of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board, by each named executive officer employed by the Company, and by all directors and officers as a group as of February 15, 2008 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Bauer, Paula A.	18,000(2)(3)	*
Donovan, Paul	14,701(2)(3)	*
Edge, Kenneth E.	362,493(2)(3)(4)(6)(7)	1.65%
Gleeson, John W.	9,295(2)(3)	*
Halbrook, John A.	21,501(2)(3)	*
Hay, Frederick D.	20,350(2)(3)	*
Iglesias-Solomon, Teresa	2,937(2)(3)	*
McManaman, William R.	28,791(2)(3)	*
Rogers, Steven S.	5,163(2)(3)	*
Sutfin, Judith C.	—	*
Szmanda, Thomas R.	34,004(3)(4)	*
Waddell, James S.	184,898(2)(3)(4)(5)	0.84%
Ward, Jack D.	28,708(2)(3)	*
Wilson, Donald H.	55,205(3)(4)(5)	*
All executive officers and directors (21 persons)	954,402(2)(3)(4)(5)(6)(7)	4.35%

*	The amount shown is less than 1/2% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares of restricted stock granted by the Company as follows: Ms. Bauer—1,281 shares, Messrs. Donovan—1,281 shares, Edge—2,627 shares, Gleeson—1,669 shares, Halbrook—840 shares, Hay—840 shares, Ms. Iglesias-Solomon—1,671, Messrs. McManaman—1,279 shares, Rogers—795 shares, Waddell—2,189 shares, Ward—698 shares, and all executive officers and directors—17,670 shares.

(3)	Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Ms. Bauer—9,417 shares, Messrs. Donovan—10,917 shares, Edge—300,403 shares, Gleeson—5,667 shares, Halbrook—11,417 shares, Hay—11,417 shares, Ms. Iglesias-Solomon—667 shares, Messrs. McManaman—11,417 shares, Rogers—2,667 shares, Szmanda—31,055 shares, Waddell—134,208 shares, Ward—11,417 shares, Wilson—50,337 shares and all executive officers and directors—725,254 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Messrs. Edge—18,285 shares, Szmanda—2,949 shares, Waddell—10,416 shares, Wilson—223 shares and all executive officers and directors—45,548 shares.

(5)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Mr. Waddell—37,932 shares, Wilson—2,970 shares and all executive officers and directors—44,902 shares.

(6)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Mr. Edge—40,994 shares and all executive officers and directors—44,603 shares.

(7)	Includes shares pledged by Mr. Edge—26,208 shares and all executive officers and directors—26,208 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than five percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company and the NASDAQ Stock Market LLC. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 3, 4 or 5 were required for those persons, the Company believes that during 2007 its officers, directors and more than five percent stockholders filed the reports required by Section 16 on a timely basis.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons/owners, other than those listed above, known to the Company as of February 15, 2008 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
AMCORE Investment Group, N.A	2,531,996	(2)(3)	11.54%
501 Seventh Street, Rockford, IL 61104

(1)	The information contained in this column is based upon information furnished to the Company by the persons/owners named above or obtained from records of the Company.

(2)	Includes 2,531,996 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 731,154 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power— 2,321,701 shares, shared voting power—no shares, no voting power—210,295 shares, sole investment power—2,111,180 shares, shared investment power—379,317 shares and no investment power—41,499 shares.

(3)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues that are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. The Board has a written Audit Committee Charter (see Appendix A to this Proxy Statement) and an Audit and Non-Audit Services Policy. For more information about the responsibilities of the Audit Committee, please refer to the Audit Committee Charter in Appendix A. The requirements of the Audit Committee Charter have been met.

Each member of the Audit Committee is independent as defined in Rule 4200(a)(15) of the NASD’s listing standards. The Audit Committee has designated Director John W. Gleeson as Audit Committee Financial Expert.

The Audit Committee undertook a process in 2007 to review the selection of independent auditors for the 2007 audit, as provided for in the Audit Committee Charter. Following a review of proposals submitted by a variety of independent registered public accounting firms, on May 21, 2007, the Audit Committee appointed Deloitte & Touche LLP as the new independent registered public accountants for the Company for the year ending December 31, 2007 and dismissed KPMG LLP (“KPMG”), who remained the Company’s independent registered public accountants until the appointment of Deloitte.

The reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except the report of KPMG for the year ended December 31, 2006 included a paragraph indicating that the Company had adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2006 and 2005 and the subsequent period through May 21, 2007, there were no reportable events described in Item 304(a)(1)(v) of Regulation S-K and there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in their reports on the financial statements for such years.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (Deloitte & Touche LLP), including “critical” accounting policies and practices. The Audit Committee has received and discussed a report from Deloitte & Touche LLP containing the matters required for discussion by Statement on Auditing Standards No. 61. The Audit Committee has also reviewed a report and discussed with Deloitte & Touche LLP its independence as required by Independence Standard No. 1, as amended, by the Independence Standards Board.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated March 14, 2008, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by:

John A. Halbrook, Chairman

Paula A. Bauer

John W. Gleeson

Steven S. Rogers

Members of the Audit Committee

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee selected Deloitte & Touche LLP, an independent registered public accounting firm, following a search during 2007 as independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate.

Services rendered by Deloitte & Touche LLP during 2007 included the audit of the annual consolidated financial statements, audit of internal control over financial reporting, review of unaudited quarterly consolidated financial statements, assistance with SEC filings, employee benefit plan audits and audits in connection with internal control reviews, review of corporate tax returns and consultations in connection with various tax and accounting-related matters.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for 2007 and KPMG LLP for 2006 for the audit of the Company’s consolidated financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Deloitte & Touche LLP and KPMG LLP during those periods:

	2007	2006
Audit Fees (1)	$517,975	$516,920
Audit-related Fees (2)	78,900	55,200
Tax Fees (3)	20,000	21,000
All Other Fees (4)	9,800	—

Total (5)	$626,675	$593,120

(1)	Audit fees consisted of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, audit of internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services including employee benefit plan audits, audits in connection with internal control reviews and attest services that are not required by statute or regulation, and consulting on financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the other three categories.

(5)	The Audit committee pre-approved 100% of the services for both 2007 and 2006. For further information, see discussion of the Audit Committee’s pre-approval policies and procedures contained in “Committees of the Board of Directors.”

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2007. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. Transactions with directors and principal officers are processed following the terms and conditions of the Federal Reserve System Regulation O, 12 C.F.R. 215 – Loans to Executive Officers, Directors and Principal Stockholders of Member Banks. All transactions are processed following standard Company approval processes and reviewed, approved or ratified as needed by the Chief Credit Officer, Directors Loan Committee or the AMCORE Bank Board of Directors.

As of December 31, 2007, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $11.4 million. This amount represents 0.29 percent of the Company’s subsidiaries’ outstanding loans and 3.10 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2007 was $14.8 million. As of December 31, 2007, associates of directors and officers of the Company were indebted in the amount of $128,474 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $1.7 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2007 was $361,999.

ITEM 2—STOCKHOLDER PROPOSAL TO ELECT DIRECTORS ANNUALLY

AMCORE has been advised that Mr. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, intends to present the following resolution at the annual meeting. Mr. Armstrong has informed us that he is the beneficial owner of 171.515 shares of AMCORE common stock. In accordance with applicable proxy regulations, the proposed resolution and supporting statement are set forth below:

RESOLUTION

That the stockholders of AMCORE FINANCIAL, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected Directors.

SUPPORTING STATEMENT BY MR. ARMSTRONG

The proponent believes the election of directors is the strongest way that stockholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, stockholders may only vote for one-third of the directors each year. This is not in the best interest of stockholders because it reduces accountability.

U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial, Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the stockholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring stockholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its stockholders.

The proponent regards and unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that stockholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

STATEMENT OF AMCORE FINANCIAL, INC. BOARD OF DIRECTORS

AMCORE Financial, Inc.’s Board of Directors has considered the proposal set forth above relating to the declassification of the board, and at this time has determined neither to oppose nor support the proposal and to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders. The Board recognizes that staggered terms for directors is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the Board might make.

Classified Board—Advantages and Disadvantages

Advantages. Supporters of classified boards of directors argue that a classified board promotes continuity of experience and an orderly succession of directors, which, in turn, increases the stability of a company and encourages a long-term corporate perspective. Many supporters believe that the combination of experience, stability and long-term strategic planning promotes long-term stockholder value.

Another advantage of a classified board cited by supporters is that it provides a company with additional time to evaluate an unsolicited acquisition proposal, which increases a board’s negotiating leverage so that it can better maximize stockholder value, particularly in the case of inadequately priced or coercive bids for control. A company without a classified board is more easily subjected to attempts by a third party to acquire a significant minority position with the intent either of obtaining actual control by electing its own slate of directors or of achieving some other goal, such as the repurchase of its shares by the company at a premium. A classified board structure is also useful in deterring potentially distracting and unproductive proxy contests that occur outside the context of a takeover scenario, such as in the situation of a dissident stockholder or group of stockholders pursuing a particular agenda.

Disadvantages. Opponents of classified boards, such as Mr. Armstrong, argue that a classified board structure serves as an entrenchment device by preventing stockholders from replacing an entire incumbent board at a single annual meeting. Opponents believe that, as a result, directors are less accountable to stockholders, and takeover bids which may be favored by the holders of a majority of a company’s stock may be discouraged.

THE BOARD OF DIRECTORS IS NEITHER OPPOSING NOR SUPPORTING THIS PROPOSAL AND MAKES NO VOTING RECOMMENDATION TO STOCKHOLDERS.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person, as described in the “Director Nomination Process” section earlier in this Proxy Statement. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Proxy Statement for the 2009 Annual Meeting, the Company must receive them no later than November 14, 2008. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104. Proposals to be considered from the floor of the 2009 Annual Meeting must be received no later than April 29, 2009.

By order of the Board of Directors,

James S. Waddell

Secretary

EXHIBIT A

AMCORE FINANCIAL, INC.

AUDIT COMMITTEE CHARTER

Revised: November 7, 2007

I. Purpose of the Committee

The Audit Committee is appointed by the Board of Directors of AMCORE Financial, Inc. (the “Company”) to monitor: 1) the integrity of the financial reporting process and systems of internal control over financial reporting of the Company; 2) the compliance by the Company with legal and regulatory requirements; and 3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee has the responsibilities and powers set forth in this Charter. The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the financial statements rests with the Company’s management. It is the responsibility of the Company’s auditors to perform an audit of the Company’s financial statements and to express an opinion on such financial statements. In fulfilling their responsibilities hereunder, each member of the Committee may rely on (i) the integrity of those persons and organizations within and outside the Company from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by the Company’s management as to any information technology, internal audit and other non-audit services provided by the Company’s auditors. The Company shall provide appropriate funding, as determined by the Committee, for compensation to the Company’s auditors, to any advisors that the Committee may engage and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

II. Composition of the Committee

The Audit Committee shall be comprised of at least three and not more than six directors, each of whom shall in the judgment of the Board meet the independence, experience, literacy and expertise requirements of the FINRA, the Sarbanes-Oxley Act of 2002 (the “Act”), the SEC, and such other regulatory agencies to which the Company may be subject. No member of the Committee shall have participated in the preparation of the financial statements of the Company at any time during the three years prior to the date of such financial statements. One member shall be designated in the judgment of the Committee as the “financial expert” of the Committee as such term is defined by the rules and regulations promulgated by the SEC pursuant to the Act.

It is the preference of the Board that Audit Committee members shall not simultaneously serve on the audit committee of more than two other public companies. Where this exists, the members of the Audit Committee and the full Board will need to determine that such simultaneous service would not impair the ability of the member to serve on the Company’s Audit Committee and disclose this determination in the proxy statement.

The members of the Committee shall be elected annually to one-year terms by majority vote of the full Board at the first meeting of the Board to be held following the annual meeting of stockholders. Vacancies on the Committee, when filled, shall be filled by majority vote of the full Board at the next meeting of the Board following the occurrence of the vacancy. Any member of the Committee may be removed at any time with or without cause by resolution adopted by a majority of the full Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

III. Meetings and Procedures

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet as provided by its rules, which shall be at least three times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson. Special meetings of the Committee may be called by any member thereof upon not less than two days’ notice stating the place, date and hour of the meeting, which notice may be written or oral. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting and action of the Committee shall be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board. The Director of Internal Audit & Compliance shall be responsible for recording minutes of meetings, including executive sessions.

IV. Committee Responsibilities

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the Company’s annual audited financial statements prior to filing. Discuss with management and the independent auditors significant issues regarding accounting principles, critical accounting policies, accounting practices, and related judgments, and recommend to the Board whether the audited annual statements should be included in the Company’s Form 10-K.

3.	Be available (or designate the Chairman of the Audit Committee to be available) at the request of either the independent auditors, management, or the Board, to discuss the Company’s quarterly financial results either before earnings release or filing as considered appropriate in the circumstances.

4.	Participate as needed in meetings with management, the internal auditor and the independent auditors to review the Company’s major financial risk exposures (meaning the financial reporting process and the safeguarding of assets) and the steps management has taken to monitor and control such exposures.

5.	Review significant findings reported by the independent auditors and the internal auditor together with management’s response.

6.	Appoint the Company’s independent auditor, including approval of its compensation, which firm is ultimately accountable to the Audit Committee.

7.	Review the selection of independent auditor every five years or as appropriate, as determined by the Committee, which may include obtaining proposals from qualified alternative independent auditors.

8.	Receive and review the appropriate annual engagement letter and approve the fees and compensation to be paid to the independent auditor for the annual audit and quarterly reviews.

9.	Review with the independent auditor the audit plan and approve all audit services to be provided by the independent auditor thereunder.

10.	Review, periodically, the Committee’s policy regarding the engagement of the Company’s independent auditor or other accounting firms and review and approve all services to be provided by the independent auditor or such other accounting firms in accordance with such policy.

11.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit. Such review should also include:

(a)	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any management letter provided by the auditor and the Company’s response to that letter.

(c)	Any changes required in the planned scope of the internal audit.

(d)	The internal audit vendor responsibilities.

(e)	Selection of new or changes to accounting policies or a change in the application of existing accounting policies.

(f)	Significant estimates, judgments and uncertainties in management’s preparation of financial statements.

(g)	Unusual transactions.

12.	Attempt to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

13.	On an annual basis (or more often if considered necessary), receive from the independent auditor the letter required by Independence Standards Board Statement No. 1 (and any related amendments), discuss with the independent audit firm all significant relationships they have with the Company that could impair their independence in accordance with Statement on Auditing Standard No. 60.

14.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

15.	Review the Annual Audit Plan for the internal audit function and its performance under said plan, pursuant to its engagement.

16.	Assure preparation of the report required by the rules of the SEC to be included in the Company’s annual proxy statement and such other reports as required.

17.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct as reported to the Committee by regulatory agencies, external and internal auditors and legal counsel.

18.	Review and approve all related party transactions disclosable pursuant to Item 404(a) of Regulation S-K.

19.	Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

20.	Meet as needed with the Chief Executive Officer, Chief Financial Officer, the Internal Auditor and/or the independent auditor in executive sessions.

21.	Annually designate and disclose a member of the Committee as the “financial expert” for the Committee.

22.	Assure procedures are developed and in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, conduct investigations, to address disagreements, if any, between management and the independent auditor or to address compliance with laws and regulations and the Company’s Code of Conduct.

23.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V. Evaluation of the Committee

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. Investigations and Studies: Outside Advisers

The Audit Committee shall have the authority, to conduct any investigation appropriate to fulfilling its responsibilities and to retain, without need of approval of the engagement by the Board or management and at Company expense, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel, the internal audit firm, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chief Administrative Officer is designated the bank auditor and acts as the liaison between the Audit Committee and the outsourced internal audit function.

Adopted by the Audit Committee on November 7, 2007.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 6, 2008

4:00 P.M. (CDT)

Giovanni’s Restaurant & Convention Center

610 N. Bell School Road

Rockford, IL 61107

proxy

Proxy Solicited on Behalf of the Board of Directors of AMCORE Financial, Inc. for the Annual Meeting on May 6, 2008.

The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints William R. McManaman and James S. Waddell or each of them, acting in the absence of the others, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Giovanni’s Restaurant & Convention Center, 610 N. Bell School Road, Rockford, Illinois at 4:00 p.m. (CDT), on May 6, 2008 or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposal 1 and ABSTAIN on Proposal 2.

See reverse to vote.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 5, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/amfi — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 5, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMCORE Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

AMCORE Financial, Inc. 2008 Annual Meeting.

1. Election of directors:	01 John A. Halbrook	☐	Vote FOR	☐	Vote WITHHELD
	02 Frederick D. Hay		all nominees		from all nominees
	03 Steven S. Rogers		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Stockholder Proposal to elect directors annually.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box	☐	Will attend annual meeting	☐
Indicate changes below:				Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.